EXHIBIT 10(A)

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of October 2, 2005, by and between The Walt Disney Company, a Delaware corporation (the “Company”), and Robert A. Iger (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and its subsidiaries have employed Executive in various senior officer positions, most recently as President of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has designated Executive to serve as the Company’s Chief Executive Officer, effective upon the retirement of the Company’s current Chief Executive Officer;

WHEREAS, Executive and the Company are currently parties to an employment agreement, dated as of January 24, 2000, which will expire by its own terms on September 30, 2005 (the “Current Agreement”);

WHEREAS, in recognition of Executive’s promotion to the position of Chief Executive Officer, effective as of October 2, 2005, and in furtherance of the Company’s desire to continue to secure the services of Executive, the Company is willing to enter into an agreement embodying the terms of Executive’s continuing employment (the “Agreement”); and

WHEREAS, Executive desires to continue his employment with the Company and to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1.         Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company for the period commencing on October 2, 2005 (the “Commencement Date”) and ending on the last day of the fiscal year of the Company ending on or about September 30, 2010 (or such earlier date as shall be determined pursuant to Paragraph 6). The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

2.         Position and Duties. From the Commencement Date and thereafter during the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and in such other position or positions with the Company and its subsidiaries, consistent with his positions as President and Chief Executive Officer of the Company, as the Board shall reasonably assign Executive from time to time. Executive shall be the most senior officer of the Company and report directly and exclusively to the Board. During the Employment Period, unless and until the Board exercises any authority reserved to it under the Company’s By-Laws, Executive shall have the duties, responsibilities and obligations customarily exercised by individuals serving as the chief executive officer in a company of the size and nature of the Company. During the Employment Period, the Company shall also nominate Executive for re-election as a member of the Board at the expiration of each term of office, and Executive

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shall serve as a member of the Board for each period for which he is so elected. During the Employment Period, Executive shall devote substantially all his business time to the services required of him hereunder, and shall perform such services in a manner consonant with the duties of his position. Executive shall be subject to the terms and conditions of any applicable policy of the Company regarding service (including as a director) on behalf of any other organization, provided that, subject to the provisions of Paragraph 10(a), nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs, and (ii) managing his personal investments and affairs, so long as the activities listed in subclauses (i)-(ii) do not materially interfere, individually or in the aggregate, with the proper performance of his duties and responsibilities as the Company’s Chief Executive Officer.

3.	Compensation.

(a)        Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of no less than $2,000,000. The amount of annual base salary currently payable under this Paragraph 3(a) shall be reduced, however, to the extent Executive elects to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or any of its subsidiaries. Executive’s annual base salary payable hereunder, without reduction for any amounts deferred as described above, is referred to herein as the “Base Salary”. The Company shall pay Executive the portion of his Base Salary not deferred at the election of Executive in accordance with its generally applicable policies for senior executives, but not less frequently than in equal monthly installments. Amounts of base salary accrued but deferred pursuant to the terms of the Current Agreement shall be paid to Executive by the Company, together with interest thereon (which interest shall accrue at the rate of the applicable federal rate for mid-term treasuries and which rate shall be reset annually on the basis of the rate in effect for March for each year during which the deferral shall be in effect), promptly following (but in no event more than 30 days after) the first date on which payment of such amounts can be made to Executive without such amounts (i) being non-deductible to the Company by reason of Section 162(m) of the Internal Revenue Code (or any successor provision thereto) and (ii) failing to comply with the provisions of Section 409A of the Internal Revenue Code (or any successor provision thereto).

(b)       Incentive Compensation. Executive shall be given the opportunity to earn an annual incentive bonus in accordance with the annual bonus plan generally applicable to the Company’s executive officers, as the same may be in effect from time to time (the “Annual Plan”). Executive’s target annual incentive bonus opportunity under the Annual Plan during each fiscal year during the term hereof (including the fiscal year including the Commencement Date) shall be no less than $7,250,000. The actual amount payable to Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the committee of the Board responsible for administering such Annual Plan (the “Compensation Committee”), which shall be substantially the same as the objectives established under the Annual Plan for other senior executive officers of the Company. Accordingly, depending on such performance, the actual amount payable as an annual bonus to Executive under the Annual Plan may be less than, greater than or equal to the target bonus specified above. Any bonus payable pursuant to this Paragraph 3(b) shall be paid at the same time as annual bonuses are payable to other officers of the Company in accordance with the provisions of the Annual Plan, subject to Executive’s continued employment with the Company through the date on which such bonuses are paid (except that, with respect to any annual bonus payable to Executive for the fiscal year ending on or about September 30, 2010, Executive need only be employed through the end of such fiscal year).

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(c)       Eligibility for Equity Awards. Subject to the terms of this Agreement, Executive shall be entitled to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to Executive shall reflect Executive’s position with the Company and the Compensation Committee’s evaluation of Executive’s performance and competitive compensation practices. During each fiscal year during the term hereof (including the fiscal year including the Commencement Date), Executive shall receive an annual award with a target award value (which value shall be as determined in accordance with the policies and practices generally applicable to other senior executives of the Company) of not less than four times Executive’s base salary as in effect on the Commencement Date; it being understood that the form of the award shall be determined by the Compensation Committee and such form shall be subject to the terms of the applicable plan or plans of the Company. The Compensation Committee may increase the award value of any award made in respect of any such fiscal year based on its evaluation of Executive’s performance. The award to be made pursuant to this Paragraph 3(c) in respect of the fiscal year commencing with the Commencement Date will be made not later than the end of the first calendar quarter of 2006. The actual benefits conveyed to Executive in respect of any such awards may be less than or greater than the targeted award value, as such benefits will be dependent on a series of performance and other factors, such as the value of the Company’s common stock and satisfaction of any applicable vesting requirements and performance conditions.

4.	Performance Based Stock Units Award.

(a)        Award. In addition to the participation in the equity plans referenced in Section 3(c), and effective as of the Commencement Date, the Company shall make a one-time grant to Executive of 500,000 performance based stock units (each, a “Stock Unit”), pursuant to the terms of each of the 2002 Executive Performance Plan (the “Performance Plan”) and the Amended and Restated 1995 Stock Incentive Plan (the “Stock Plan”) and subject to the terms and conditions set forth in this Agreement. Units are notional units of measurement denominated in shares of the Company’s common stock (each, a “Share”) (i.e., one Stock Unit is equivalent in value to one Share). The Stock Units constitute Restricted Units as defined in Section 2.2 of the Performance Plan.

(b)       Vesting. Subject to the continued employment requirement specified below, the Stock Units shall become vested, if at all, based upon, and solely to the extent that, as of the applicable Measurement Date and the end of the Performance Period (as each such term is defined below) ending on such Measurement Date, each of the following performance criteria are achieved:

(A)

the TSR (as defined below) of the Company meets or exceeds the TSR for the Standard & Poor’s 500 Composite Index (the “S&P 500 Index”) in each case, as reported by Bloomberg L.P. (or such other reporting service that the Committee may designate from time to time) with respect to:

	(i)	the performance periods which are established in the TSR Table set forth below by reference to the Measurement Dates set forth therein, and

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(ii) the number of Stock Units eligible for vesting at the end of such performance period (also determined in accordance with the table set forth below) and
(B)	the 162(m) Performance Condition (as defined below) is satisfied.

For the avoidance of doubt, if and to the extent that one type of performance condition applicable to any of the Stock Units (i.e., either a TSR condition or a 162(m) Performance Condition, as the case may be) is not satisfied as of the applicable Measurement Date, such Stock Units shall not vest as of such date regardless of whether the other type of performance condition is achieved. However, any Stock Units that could, but do not, vest as of the last day of the fiscal year ending on or about September 30, 2008 or September 30, 2009 because either or both the TSR condition or the 162(m) Performance Condition are not met as of such date shall become vested as of the last day of the fiscal year ending on or about September 30, 2009 or September 30, 2010, as the case may be, if and to the extent that the applicable performance criteria are met as of such date. For example, subject to satisfaction of the continued employment requirement set forth below, if the TSR condition and/or 162(m) Performance Condition is not satisfied as of on the last day of the fiscal year ending on or about September 30, 2008, no Stock Units will vest as of the last day of such fiscal year, but if the TSR condition is satisfied and the 162(m) Performance Condition is achieved as of the last day of the fiscal year ending on or about September 30, 2009, Executive shall become vested in 80% of the Stock Units as of the last day of such fiscal year.

TSR TABLE

TSR Shall be Measured from Commencement Date to (each such date being hereinafter referred to as a “Measurement Date”):	Company’s TSR at the Applicable Measurement Date	Aggregate Cumulative Percentage of Total Number of Stock Units That Become Vested
The end of the fiscal year ending on or about September 30, 2008	Meets or exceeds the S&P 500 Index TSR (as defined below) for the relevant period	60%
The end of the fiscal year ending on or about September 30, 2009	Meets or exceeds the S&P 500 Index TSR for the relevant period	80%
The end of the fiscal year ending on or about September 30, 2010	Meets or exceeds the S&P 500 Index TSR for the relevant period	100%

The Committee shall establish, in accordance with the requirements of Section 162(m), one or more performance conditions from among the performance objectives permitted under the Performance Plan (the “162(m) Performance Condition”) with respect to three performance periods (each, a “Performance Period”). Such Performance Periods shall commence on or after

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the Commencement Date and be of such duration as shall be selected by the Committee, provided that one such Performance Period shall end on the last day of the fiscal year ending on or about September 30, 2008, one shall end on the last day of the fiscal year ending on or about September 30, 2009 and one shall end on the last day of the fiscal year ending on or about September 30, 2010. The number of Stock Units that shall be subject to the 162(m) Performance Conditions with respect to a particular Performance Period shall be the same number as are subject to the TSR condition with a Measurement Date occurring on the last day of such Performance Period. The performance conditions selected by the Committee shall generally be consistent with the criteria established for other senior executive officers of the Company, but taking into account differences in the relevant performance periods.

Except as otherwise provided in Paragraphs 4(c), 6(b)(i) and 6(b)(iv) hereof, the Stock Units which are eligible to vest at any Measurement Date shall become vested only if Executive remains continuously employed by the Company from the Commencement Date until the Measurement Date on which the performance is measured (each such Measurement Date shall hereinafter be referred to as a “Vesting Date”) (e.g., Executive must still be employed on September 30, 2009 to vest in the portion of the Stock Units that could otherwise become vested on such Measurement Date by reason of the achievement of the applicable performance criteria).

“TSR” shall mean, as of any Measurement Date, an amount equal to the average of the total return figures, calculated on the basis of weekly periodicity, as currently reported under “Comparative Returns” by Bloomberg L.P. (or any other reporting service that the Committee may designate from time to time) (i) for the Company and (ii) for the S&P 500 Index (the “S&P 500 Index TSR”), as the case may be, for each of the four weeks immediately preceding the determination date, it being understood that if any such determination is made on the last trading day of any week, then that week shall be treated as a preceding week.

(c)       Accelerated Vesting. In accordance with Section 11 of the Stock Plan as currently in effect, upon the occurrence of a Triggering Event within the 12-month period following a Change in Control, the Stock Units shall become fully vested and payable pursuant to Paragraph 4(d). For purposes of this Agreement, “Triggering Event” and “Change in Control” shall have the meanings given to such term in the Stock Plan, as in effect on the date hereof.

(d)       Payment of Award. To the extent that any Stock Units vest as of any applicable Vesting Date (including by reason of the application of Section 6(b)(i) or (b)(iv) hereof), the Company shall, within 30 days of the later of the date on which such Stock Units vest and the date of certification by the Compensation Committee of the achievement of the performance criteria applicable to the vesting of such Stock Units, which shall in any event be done within 90 days of the applicable Vesting Date (and in all events within 30 days following vesting under Paragraph 4(c)), issue to Executive payment in respect of the number of Stock Units that became vested as of such date (or, if any Stock Units became vested as of any prior Vesting Date, the remainder of (i) the maximum aggregate number of Stock Units that could have become vested as of such date minus (ii) the total number of such Stock Units that shall have vested prior thereto). To the extent that any Stock Units vest pursuant to Paragraph 6(b)(iv), the Company shall issue to Executive payment in respect of the number of Stock Units that became vested pursuant to such paragraph not later than the date the Company would have been required to deliver such Stock Units to Executive had Executive continued in its employment. The Stock Units shall be paid in Shares. The Stock Units, whether or not vested, will not confer any voting rights upon Executive, unless and until Executive receives Shares as payment in respect of such Stock Units.

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(e)        Dividend Equivalents. Any dividends paid on Shares will be credited to Executive as additional Stock Units as if the Stock Units previously held by Executive were outstanding Shares, as follows: Such credit shall be made in whole and/or fractional Stock Units and shall be based on the fair market value (as defined in the Stock Plan) of the Shares on the date of payment of such dividend and the amount reported by the Company as paid to shareholders in respect of such dividends, provided, however, that if any dividend is paid in common stock of the Company, the number of additional Stock Units (or fractions thereof) credited in respect of each then outstanding Stock Unit shall be equal to the number of shares of common stock (or fractions thereof) distributed in respect of one share of common stock. All such additional Stock Units shall be subject to the same vesting requirements applicable to the previously held Stock Units in respect of which they were credited and shall be payable in accordance with Section 4(d) hereof.

5.	Benefits, Perquisites and Expenses.

(a)        Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company and made available generally to its senior officers, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its senior officers, in each case, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof.

(b)       Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.

(c)       Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Employment Period in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

(d)       Indemnification. Executive and the Company are parties to an indemnification agreement effective as of October 1, 2003 (the “Indemnification Agreement”), which shall continue and full force and effect in accordance with its terms.

6.	Termination of Employment.

(a)        Early Termination of the Employment Period. Notwithstanding Paragraph 1, the Employment Period shall end upon the earliest to occur of (i) Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) a Termination Without Cause or (v) a Termination for Good Reason. If the Employment Period terminates as of a date specified under this Paragraph 6, Executive agrees that, upon written request from the Company, he shall resign from the Board, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

(b)	Benefits Payable Upon Termination.

(i)             In the event of Executive’s death during the Employment Period or a Termination due to Disability, Executive or his beneficiaries or legal representatives shall be

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provided the Earned Compensation and the Vested Benefits, including, but not limited to, any such Vested Benefits that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of Executive’s death or Termination due to Disability. In the event of the Executive’s death during the Employment Period or a Termination due to Disability all Stock Units granted pursuant to Paragraph 4 shall become fully vested and payable to Executive or his beneficiaries or legal representatives in accordance with the terms of Paragraph 4(d) hereof; provided, however, that if such Disability is not a disability within the meaning of Section 409A of the Internal Revenue Code, distribution in respect of such Stock Units shall not be made until six months and one day following Executive’s termination of employment if such delay is necessary to avoid the imposition on Executive with respect to the Stock Units of an additional income tax under such Section 409A (it being understood that the parties believe that the Stock Units are not subject to Section 409A of the Code). Additionally, options granted to Executive prior to 2005 that would have become vested under Section 10(c) of the Current Agreement shall become exercisable in full and remain exercisable for the period specified in the applicable option agreements.

(ii)             In the event of Executive’s Termination for Cause, Executive shall be provided the Earned Compensation and the Vested Benefits.

(iii)            In the event of a Termination Without Cause or a Termination for Good Reason, Executive shall be provided the Earned Compensation, the Severance Payment and the Vested Benefits.

(iv)            In the event of a Termination Without Cause or Termination for Good Reason, any restricted stock awards and unvested stock units (the “Contingent Units”) subject to any award granted to Executive (whether before, in connection with, or after the Commencement Date) that could, pursuant to the terms of such award, become vested at the next measurement date upon which any restricted stock awards or stock units could vest under such award by achievement of the stated performance objectives (the “Next Measurement Date”) shall remain outstanding until such Next Measurement Date. (Any restricted stock awards and unvested stock units subject to any such award in excess of the Contingent Units shall be immediately forfeited upon Executive’s termination of employment). If, as of the Next Measurement Date, the applicable performance conditions in respect of such Contingent Units have been satisfied, Executive shall become vested and entitled to payment with respect to the product of the number of Contingent Units equal to (i) minus (ii), where (i) and (ii) are:

(i)	the product of
(A)

the maximum number of restricted shares or stock units that could have vested as of such Next Measurement Date had Executive continued in the Company’s employment (but, in the case of the Stock Units (or any other award having cumulative vesting provisions similar to the Stock Units), without reducing such number due to any such Stock Units (or shares or units, in the case of such other awards) having vested at a prior Vesting Date or Dates) and

(B)

a fraction, the numerator of which is the number of days in the period commencing on (and including) the Commencement Date and ending on (and including) the date of Executive’s termination of employment, and the denominator of which is the number of days during the period commencing

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on (and including) the Commencement Date and ending on (and including) such Next Measurement Date;

(ii)

in the case of the Stock Units (or any other award having cumulative vesting provisions similar to the Stock Units) the number of Stock Units(or shares or units, in the case of such other awards), if any, that have vested prior to such Next Measurement Date.

Any Contingent Units which do not vest on such Next Measurement Date shall be forfeited on such Next Measurement Date.

To illustrate the operation of pro-rated vesting as set forth in the foregoing paragraph in connection with the Stock Units, assume that Executive is terminated by the Company in a Termination Without Cause on December 31, 2008, after having satisfied all applicable performance measures as of the Measurement Date occurring on the last day of the fiscal year ending on or about September 30, 2008, so that 60% (or 300,000) of such Stock Units shall have already become vested. Assume that on the last day of the fiscal year ending on or about September 30, 2009, which is the next Measurement Date for such Stock Units, the applicable performance conditions are also satisfied, so that Executive would have vested in 80% (or 400,000) of the Stock Units. By reason of the pro-rated vesting related to the Termination Without Cause, Executive would be entitled to vest as of September 30, 2009 in 25,257 additional Stock Units ((400,000 times (the quotient of 1188 days of employment by the 1461 days in the performance period)) minus the 300,000 Stock Units that had already vested).

(v)             In the event of a Termination Without Cause or a Termination for Good Reason, any stock options granted to Executive prior to 2005 that would have become vested under Section 12(iv) of the Current Agreement, shall become exercisable in full, and remain exercisable for the periods specified in the applicable option agreements.

(vi)            Following any Termination Without Cause or Termination for Good Reason, Executive and his eligible dependents who were participating in any such arrangements at the date of Executive’s termination of employment shall be entitled to continued participation in all medical, dental and hospitalization benefit plans or programs in which he and/or they were participating on the date of the termination of his employment until the earlier of (A) 24 months following termination of his employment and (B) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer; provided that if Executive’s continued participation in any employee plan or program as provided in this Paragraph 6(b)(vi) would conflict with any law or regulation, or would result in any adverse tax consequences for Executive, the Company or other participants in such plan or program, he shall be provided with the economic equivalent of the benefits provided under the plan or program in which he is unable to participate. In the case of any welfare benefit plan, the economic equivalent of any benefit foregone (x) shall be deemed to be the lowest cost that would be incurred by Executive in obtaining such benefit himself on an individual basis and (y) shall be provided on a “tax grossed-up basis” to the extent the economic equivalent is taxable to Executive but the provision of the benefit to Executive while an employee was not taxable.

(c)       Timing of Payments. The Earned Compensation described in subclause (a) of the definition of such term and the Severance Payment shall be paid in a single lump sum as soon as practicable, but in no event more than 15 days, following the end of the Employment Period, but subject, in the case of the Severance Payment, to Executive’s execution and non-revocation of the release referenced in Paragraph 8. The Earned Compensation described in subclause (b) of

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the definition of such term shall be paid at the same time it would have been payable to Executive had he continued in the Company’s employment. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued. Payments in respect of vested Stock Units shall be made in accordance with the terms of Paragraph 4(d) hereof.

(d)       Definitions. For purposes of this Paragraph 6 and, to the extent applicable, Paragraph 7, the following terms shall have the meanings ascribed to them below:

“Earned Compensation” means the sum of (a) any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Paragraph 6(a) (including any deferred salary and interest accrued thereon) and (b) if Executive’s employment terminates due to Executive’s death, in a Termination due to Disability, in a Termination Without Cause or in a Termination for Good Reason, after the end of a fiscal year, but before the annual incentive compensation payable for services rendered in that fiscal year has been paid, the annual incentive compensation that would have been payable to Executive for such completed fiscal year in accordance with Paragraph 3(b).

“Severance Payment” means an amount equal to two times the sum of (a) the Base Salary and (b) the average of the annual bonuses payable (including in such average a zero for any year for which no such bonus is payable) to Executive with respect to each of the last three completed fiscal years of the Company for which the amount of such bonus has been determined at the date of such termination (the “Average Bonus”).

“Termination for Cause” means a termination of Executive’s employment by the Company due to (i) Executive’s conviction of a felony or the entering by Executive of a plea of nolo contendere to a felony charge; (ii) Executive’s gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has had a material adverse effect on the business of the Company and its subsidiaries, unless Executive reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of the Company; (iii) a substantial and continual refusal by Executive in breach of this Agreement to perform Executive’s duties, responsibilities or obligations assigned to Executive in accordance with the terms hereof (provided that such duties, responsibilities or obligations are not inconsistent with his positions as Chief Executive Officer and are otherwise lawful) that continues after receipt by Executive of written notice from the Company identifying the duties, responsibilities or obligations not being performed; (iv) a violation by Executive of any policy of the Company that is generally applicable to all employees or all officers of the Companies including, but not limited to, policies concerning insider trading or sexual harassment, or the Company’s code of conduct, that Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company; (v) Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; or (vi) any material breach by Executive of the provisions of Paragraph 10; provided, however, that in the case of subclauses (iv), (v) and (vi), Cause shall not exist if, such violation, failure to cooperate or breach, if capable of being cured, shall have been cured by Executive within 30 days after receipt of notice thereof from the Company. Any Termination for Cause shall be effected by a resolution of the majority of the members of the Board, excluding Executive. Prior to the effectiveness of any such

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termination, Executive shall be afforded an opportunity to meet with the Board, upon reasonable notice under the circumstances, and explain and defend any action or omission alleged to constitute grounds for a Termination for Cause; provided that, the Board may suspend Executive from his duties hereunder prior to such opportunity and such suspension shall not constitute a breach of this Agreement by the Company or otherwise form the basis for a Termination for Good Reason. If Executive has, and utilizes, such opportunity to be heard, the Board shall promptly reaffirm that grounds for a Termination for Cause exist or reinstate Executive to his position hereunder.

“Termination due to Disability” means a termination of Executive’s employment by the Company because Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) six consecutive months or (ii) an aggregate of nine months (whether or not consecutive) in any twelve month period. Any question as to the existence, extent or potentiality of Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of Executive, which consent shall not be unreasonably withheld. Executive or his legal representatives or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Executive’s disability as he, she or they deem appropriate, including the opinion of Executive’s personal physician.

“Termination for Good Reason” means a termination of Executive’s employment by Executive within 30 days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in any of Executive’s compensation rights hereunder (that is, Base Salary, target bonus opportunity specified in Paragraph 3(b) or annual target incentive awards specified in Paragraph 3(c)), it being understood that the failure of Executive to receive an actual bonus for any fiscal year equal to or greater than the target bonus opportunity, or to receive in respect of any equity award granted an amount that is equal to or greater than the annual target incentive value ascribed to such award is not a reduction in such compensation rights; (ii) the failure to elect or reelect Executive as a member of the Board of Directors, or the removal of him by the Company from the position of Chief Executive Officer; (iii) the removal of Executive from the position of President of the Company other than in connection with the appointment of another person who is acceptable to Executive to serve as President of the Company; (iv) a material reduction in Executive’s duties and responsibilities as in effect immediately prior to such reduction (other than in connection with the appointment of a person other than Executive to serve as President of the Company); (v) the assignment to Executive of duties that are materially inconsistent with his position or duties or that materially impair Executive’s ability to function as Chief Executive Officer of the Company and any other position in which he is then serving; (vi) the relocation of Executive’s principal office to a location that is both more than 50 miles from Manhattan and more than 50 miles outside of the greater Los Angeles area; or (vii) a material breach of any material provision of this Agreement by the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (A) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, (B) if the Board removes Executive from the position of President to appoint as President a person who Executive recommends or otherwise agrees to be acceptable, or (C) unless Executive shall have delivered a written notice to the Board within three months of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his

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employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

“Termination Without Cause” means any termination of Executive’s employment by the Company other than (i) a Termination due to Disability or (ii) a Termination for Cause.

“Vested Benefits” means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency, provided that Executive shall not be entitled to any benefits under any severance plan, policy or arrangement of the Company or any of its subsidiaries.

(e)        Conflict With Plans. As permitted under the terms of the applicable Plans, the Company and Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 6 shall apply in place of any similar definition or comparable concept applicable under either of the Plans (or any similar definition in any successor plan), except that, in connection with a “Triggering Event” as defined in the Stock Plan as in effect on the date hereof, the terms of the applicable plan (and not the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 6) shall apply to determine Executive’s rights and entitlements in respect of the awards made under any such plan (and only in respect of such awards).

(f)        Section 409A. Notwithstanding anything else contained herein to the contrary, any payment required to be made to Executive hereunder upon his termination of employment (including pursuant to Paragraph 7) shall be made promptly after the six month anniversary of Executive’s date of termination to the extent necessary to avoid imposition on Executive of any tax penalty imposed under Section 409A of the Code.

7.       Expiration of the Term of this Agreement. If the Employment Period ends at the expiration of the term stated in Paragraph 1 hereof (i.e., on the last day of the fiscal year ending on or about September 30, 2010) and, prior to such date, the parties hereto have not (i) entered into a mutually satisfactory extension hereof or a new employment agreement to have effect after such date, or (ii) otherwise agreed to continue Executive’s employment without the benefit of an employment agreement, either party may (by written notice to the other) terminate Executive’s employment on, or within 30 days following such expiration of the Employment Period hereunder, in which case (but subject to Paragraph 8 hereof), Executive shall be entitled to receive from the Company a separation payment equal to the sum of (x) the Base Salary and (y) the Average Bonus (the “Separation Payment”), as well as the Earned Compensation and the Vested Benefits. The Separation Payment and Earned Compensation shall be paid promptly but in no event more than 15 days following Executive’s termination of employment, but subject, in the case of the Separation Payment, to Executive’s execution and non-revocation of the release referenced in Paragraph 8. Vested Benefits shall be payable at the time provided in Paragraph 6(c). In addition, Executive and his eligible dependents who were participating in any such arrangements at the date of Executive’s termination of employment shall be entitled to continued participation in all medical, dental, hospitalization benefit plans or programs in which he and/or they were participating on the date of the termination of his employment until the earlier of (A) 12 months following termination of his employment and (B) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer; provided, however, that if Executive’s continued participation in any employee plan or program as provided in this Paragraph 7

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would conflict with any law or regulation, or would result in any adverse tax consequences for Executive, the Company or other participants in such plan or program, he shall be provided with the economic equivalent of the benefits provided under the plan or program in which he is unable to participate. In the case of any welfare benefit plan, the economic equivalent of any benefit foregone (x) shall be deemed to be the lowest cost that would be incurred by Executive in obtaining such benefit himself on an individual basis and (y) shall be provided on a “tax grossed-up basis” to the extent the economic equivalent is taxable to Executive, but provision of the benefit to Executive while an employee was not taxable. If Executive becomes entitled to receive the Separation Payment, Executive agrees that, upon written request from the Company, he shall resign from the Board, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

8.   Full Discharge of Company Obligations. The amounts payable to Executive following termination of the Employment Period pursuant to Paragraph 6 or 7 shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries, and Executive acknowledges that such amounts are fair and reasonable, and his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder. Payment of any Severance Payment or the Separation Payment pursuant to either Paragraph 6 or 7 shall be conditioned upon Executive’s execution of a release, in form and substance substantially similar to that set forth in Exhibit A. Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided with respect to the continuation of medical benefits under Paragraph 6 or 7.

9.   Additional Payments Following a Change in Control. In the event that the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans, programs or arrangements of the Company (the “Aggregate Payment”) constitutes a parachute payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes and interest and penalties thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Paragraph 9 shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Company prior to the Change in Control. The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of (x) the Company or any affiliate thereof or (y) Executive. In the event that the Excise Tax is later determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the payment is made under this Paragraph 9 (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of such payment), the Company shall make an additional payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined. In the event that the Excise Tax is subsequently determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the payment to be made pursuant to this Paragraph 9, Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior payment that would not have been paid if such Excise Tax had been applied in initially calculating such payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event that any portion of the payment made hereunder that is to be refunded to the Company has been paid to any

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Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive’s good faith claim for refund or credit is denied.

10.	Non-competition and Confidentiality.

(a)        Non-competition. During the Employment Period, Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in any business which is in competition with a business conducted by the Company at the time of the alleged competition.

(b)       Confidentiality. Without the prior written consent of the Company, except (i) as reasonably necessary in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, existing theatrical projects, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive’s breach of this Paragraph 10(b)).

(c)       Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence of a personal nature.

(d)        Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the one-year period following any termination of Executive’s employment, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(e)        Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to obtain an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants

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and obligations contained in this Paragraph 10. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

11.	Miscellaneous.

(a)        Survival. Paragraphs 6 (relating to early termination of the Employment Period), 7 (relating to termination of Executive’s employment upon non-renewal of this Agreement), 8 (relating to discharge of the Company’s obligations and the obligation for Executive’s release), 9 (relating to certain additional payments following a change in control), 10 (relating to nondisclosure and nonsolicitation of employees) and 11(o) (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period in accordance with Paragraph 1 or an early termination of the Employment Period pursuant to Paragraph 6 hereof.

(b)       Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries as provided in Paragraph 11(d).

(c)       Assignment. Except as provided under Paragraph 11(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(d)       Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law and the terms of any applicable plan, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(e)        Entire Agreement. This Agreement and the agreement evidencing the terms of the Stock Units awarded pursuant to Paragraph 4 shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein; provided that this Agreement shall not alter, amend, or supercede (i) except as specifically provided in Paragraph 6(d)(iv) or 6(e), any agreement that evidences the terms of any equity grant made prior to the date hereof or (ii) the Indemnification Agreement referenced in Paragraph 5(d). There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein.

(f)        Representations. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. The Company represents that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. (ii) it has the full corporate power and authority to execute and deliver this Agreement and (iii) the execution, delivery and performance of this Agreement has been duly and validly authorized.

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(g)       Authority of the Board. For the avoidance of doubt, nothing is this Agreement shall preclude the Board from its ability to exercise any power or authority to take such actions as it is required or permitted to take as a matter of law or pursuant to the terms of the Company’s governing documents. Nothing in this Paragraph 11(g) shall be construed to modify, amend, limit or otherwise impair the rights and entitlements of Executive set forth in the other Paragraphs of this Agreement (including, without limitation, the rights and entitlements specified in Paragraph 6).

(h)       Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraph 10(a), (b) or (d) is not enforceable in accordance with its terms, Executive and the Company agree that such subparagraph of such Paragraph 10 shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

(i)        Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(j)        Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

The Walt Disney Company
500 South Buena Vista Avenue
Burbank, California 91521
Attention: General Counsel
Telecopy No.: (818) 569-5146

with a copy to:

Debevoise & Plimpton, LLP
919 Third Avenue
New York, New York 10022
Attention: Lawrence K. Cagney, Esq.
Telecopy No.: (212) 909-6836

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If to Executive:

To the address listed as Executive’s principal resident in the Company’s human resources records and to his principal place of employment with the Company with a copy to:

Milbank, Tweed, Hadley & McCloy
One Chase Manhattan Plaza
New York, New York
Attention: Mel Immergut, Esq.
Telecopy No.: (212) 530-5730

(k)       Amendments. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(l)        Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(m)      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(n)       Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(o)       Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply; provided that Paragraph 4 shall be governed by the laws of the State of Delaware without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

The Walt Disney Company

Dated: October 3, 2005	By:	/s/ Alan N. Braverman

ROBERT A. IGER

Dated: October 3, 2005		/s/ Robert A. Iger

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EXHIBIT A

GENERAL RELEASE

WHEREAS, Robert A. Iger (hereinafter referred to as "Executive") and The Walt Disney Company (hereinafter referred to as "Company") are parties to an Employment Agreement , dated [_______], 2005 (the “Employment Agreement”), which provided for Executive’s employment with Company on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 8 of the Employment Agreement, Executive and the Company have agreed to execute mutual releases of the type and nature set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received in accordance with the terms of the Employment Agreement, it is agreed as follows:

1.         (a)       Upon the later of (i) the execution hereof by Company and Executive, (ii) the passage of seven days following execution hereof by Executive without Executive's having exercised the revocation rights referred to in paragraph 12 hereof and (iii) the time specified in the Employment Agreement for payment of a particular item of compensation, Company shall (x) provide Executive the amounts and benefits described in paragraph __1 of the Employment Agreement and (y) make full payment for vacation and floating holidays accrued but unused as of the date hereof, less amounts required to be withheld by law or authorized by Executive to be withheld (it being understood that from and after the date hereof no further rights to vacation or floating holidays or compensation therefor shall accrue or be payable to Executive). Such payment shall be made by check payable to Executive.

(b)      The covenants and commitments of Employer referred to herein (including, specifically, but without limitation, any and all benefits conferred upon Executive pursuant to the paragraph __ of the Employment Agreement2) shall be in lieu of and in full and final discharge of any and all obligations to Executive for compensation, severance payments, or any other expectations of payment, remuneration, continued coverage of any nature or benefit on the part of Executive arising out of or in connection with Executive's employment with Company, or under any agreement, arrangement, commitment, plan, program, practice or policy of Company, or otherwise, other than as expressly provided in the Employment Agreement.

(c)       Notwithstanding the foregoing or any other term or provision hereof, Executive shall be entitled to such rights as are vested in Executive as of the Termination Date, or as are expressly provided in the Employment Agreement, under and subject to the terms of (i) the Employment Agreement, (ii) any applicable retirement plan(s) to which Executive may be subject, (iii) any applicable stock option plan or other incentive compensation plan of Company to which Executive may be subject, (iv) any right which Executive now has or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with his activities as an employee of Company or any of its affiliates pursuant to the terms of any

_________________________

1Reference to be made to paragraph 6 or 7 of the Employment Agreement, as applicable.

2Reference to be made to paragraph 6 or 7 of the Employment Agreement, as applicable.

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applicable statute, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of Company or any affiliate thereof or pursuant to written agreement (including, without limitation, the Indemnification Agreement dated as of October 1, 2003) expressly providing for such indemnity between Executive and Company or any affiliate thereof, and (v) any other applicable employee welfare benefit plans to which Executive may be subject. Further, Executive shall be entitled to such continuation of health care coverage as is required under, and subject to, applicable law, of which Executive shall be notified in writing after the Termination Date, provided Executive timely exercises Executive's rights in accordance therewith. Executive understands and acknowledges that all payments for any such continued health care coverage he may elect will be paid by him, except to the extent the Employment Agreement provides that such payments shall be made by the Company.

2.         Executive confirms that, on or prior to seven (7) days from the date hereof, Executive shall turn over to Company all files, memoranda, records, credit cards and other documents and physical or personal property that Executive received from Company or that Executive generated in connection with his employment by Company or that are the property of Company.

3.         It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

4.         Executive represents and agrees (a) that Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that Executive is voluntarily entering into this Agreement.

5.         Excluding enforcement of the covenants, promises and/or rights reserved herein, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Company and each of Company's owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on Company's right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended, and the California Fair Employment and Housing Act that Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive's execution hereof that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by Company (any of the foregoing being an “Executive Claim” or, collectively, the “Executive Claims”).

6.         Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

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"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Executive Claims that Executive does not know or suspect to exist in Executive's favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Executive Claim or Executive Claims.

7.         Excluding enforcement of the covenants, promises and/or rights reserved herein or in the Employment Agreement, and except as otherwise provided in the proviso at the end of this sentence, the Company, hereby irrevocably and unconditionally releases, acquits and discharges Executive, and Executive’s heirs, assigns and successors in interest (“Executive Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, that Company now has, or has ever had, or ever will have, against Executive and/or the Executive Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Company’s execution hereof, that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by Company (hereinafter referred to as a “Claim” or collectively, the “Claims”); provided, however, that, notwithstanding any other term or provision hereof, any Claim or Claims rising out of, or resulting from, in part or whole, (i) any illegal or fraudulent act(s) or illegal or fraudulent omission(s) to act of Executive or (ii) any action(s) or omission(s) to act which would constitute self-dealing or a breach of Executive’s confidentiality obligations to Company or any affiliate thereof, or a breach of The Walt Disney Company and Associated Companies Confidentiality Agreement executed by Executive, are hereby expressly excluded in their entirety from the foregoing release, acquittal and discharge and are unaffected thereby (any Claim or Claims not so excluded pursuant to this proviso being hereinafter referred to as a “Company Claim” or, collectively, as the “Company Claims”).

8.         Except as expressly reserved herein, Company expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, acquittal and discharge of the Executive Releasees with respect to the Company Claims only, Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Company Claims that Company does not know or suspect to exist in Company’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Company Claim or Company Claims.

9.         Executive understands that Executive has been given a period of 21 days to review and consider this Agreement before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended.

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Executive further understands that Executive may use as much of this 21-day period as Executive wishes prior to signing.

10.       Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to General Counsel, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, Company shall have no obligations to Executive hereunder, and this Agreement and the Employment Agreement shall have no further force and effect.

11.       Executive and Company respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees or of the Executive Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

12.     This Agreement shall not in any way be construed as an admission by any of the Company Releasees or Executive Releasees, respectively, that any Company Releasee or Executive Releasee has acted wrongfully or that Company or Executive has any rights whatsoever against any of the Company Releasees or Executive Releasees except as specifically set forth herein, and each of the Company Releasees and Executive Releasees specifically disclaims any liability to any party for any wrongful acts.

13.       This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at __________, California.
ROBERT A. IGER

Dated: ________________________

THE WALT DISNEY COMPANY

Executed at __________, California.	By: __________________________
Title:

Dated: ________________________

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